EXHIBIT 99.1

IMPCO Reports Favorable First Quarter 2004 Results

CERRITOS, Calif., May 5 /PRNewswire/ — IMPCO Technologies, Inc. (Nasdaq: IMCO), today reported results for its first quarter ended March 31, 2004.

IMPCO’s first quarter fiscal 2004 results were $28.6 million in revenues and $2.4 million in operating income as compared to $19.6 million in revenues and $1.1 million in operating income in the same period in the prior fiscal year. First quarter of fiscal year 2004 revenues increased $9.0 million, or 46%, while operating income increased $1.3 million, or 113%, compared to the same period in 2003. Net income in the first quarter of 2004 was $0.5 million and 3 cents per share, equal to the same period in 2003.

Robert M. Stemmler, CEO and Chairman, said, “IMPCO’s favorable first quarter financial performance is primarily the result of our efforts to develop growth from new businesses which complement our capabilities and the reduction of operating expenses by streamlining our operations. The growth of our EPA emission certified fuel system and engine business for off-highway motor vehicles was the major reason for our first quarter record revenues. Also contributing was the continued growth of our core products which began the second half of last year due to the rebound of the global economy.” He also added that operating expenses were reduced by $300,000 compared to the same period in 2003 and that the company’s current quarter booked orders of $32 million were 156% greater than for the same period in 2003. Continuing, Mr. Stemmler stated, “We think that the second quarter will continue the upward trend with revenues approaching $30 million and with our operating income approaching $3 million”.

Earnings Call Scheduled for May

IMPCO will host a conference call to discuss financial results on May 5 at 4:30 p.m. ET, 1:30 p.m. PT. All shareholders and other interested parties are invited to dial into the call, which may be accessed by calling (785) 832-1508. In order to ensure participation, please dial in 15 minutes prior to the scheduled time. A recording of the call will be available for 24 hours and can be accessed by calling (800) 945-0804.

IMPCO and BRC design, manufacture, market and supply advanced alternative fuel systems and related products for the transportation, industrial and power generation markets. Headquartered in Cerritos, California and Cherasco, Italy, they have offices in Asia, Europe, Australia and South and North America. More information can be found at IMPCO’s web side, http://www.impco.ws and at BRC’s web site, http://www.brc.it.

Except for historical information, the statements, expectations and assumptions contained in the foregoing press release are forward-looking statements. Such forward-looking statements include, but are not limited to, the company’s expectations regarding revenues in future periods and trends in the global economy and environmental regulation that impact our business from time to time. Such statements are subject to a number of risks and uncertainties, and actual results could differ materially from those discussed in any forward-looking statement. Accordingly, you should not construe statements of anticipated performance or planned courses of action as assurances or promises, and note that our statements of expectations are based on information currently available to management. Factors that could cause actual results to differ materially from our forward-looking statements include, among other factors, prevailing market and global economic conditions; changes in environmental regulations that impact the demand for our products; our ability to manage our leverage and address operating covenant restrictions relating to our indebtedness; our ability to negotiate and comply with waivers pertaining to existing loan covenant defaults; the company’s ability to design and market advanced fuel metering, fuel storage and electronic control products; the company’s ability to meet OEM specifications; and the level and success of the company’s development programs with OEMs. Readers also should consider the risk factors set forth from time to time in our SEC reports, including but not limited to those contained in the section entitled “Management’s Discussion & Analysis of Financial Condition and Results of Operation — Risk Factors” in its Annual Report on Form 10-K for the fiscal year ended December 31, 2003. The company does not undertake to update or revise any of its forward-looking statements even if experience or future changes show that the indicated results or events will not be realized.

For further information, please contact Mr. Dale Rasmussen, Investor Relations, +1-206-315-8242.

IMPCO TECHNOLOGIES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

Unaudited

(In thousands except per share data)

	Three Months Ended March 31,
	2003	2004
Revenue	$19,572	$28,603
Costs and expenses:
Cost of revenue	13,013	21,060
Research and development expense	986	942
Selling, general and administrative expense	4,432	4,170

Total costs and expenses	18,431	26,172
Operating income	1,141	2,431
Interest expense, net	231	1,155

Income from continuing operations before income taxes	910	1,276
Equity share in loss of unconsolidated affiliates	–	40
Income tax expense	364	434

Income from continuing operations before minority interest	546	802
Minority interest in income of consolidated subsidiaries	95	286

Net income	$451	$516

Net income per share:
Basic net income	$0.03	$0.03

Diluted net income	$0.03	$0.03

Number of shares used in per share calculation:
Basic	16,434	18,576

Diluted	16,517	19,986

IMPCO TECHNOLOGIES, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands except share data)

	December 31, 2003	March 31, 2004
		(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$9,524	$9,144
Restricted cash	724	388
Accounts receivable, net	14,051	24,561
Inventories:
Raw materials and parts	9,347	11,259
Work-in-process	277	397
Finished goods	8,275	6,965

Total inventories	17,899	18,621
Deferred tax assets	283	293
Other current assets	1,648	1,329

Total current assets	44,129	54,336
Equipment and leasehold improvements
Dies, molds and patterns	6,572	6,911
Machinery and equipment	7,792	7,825
Office furnishings and equipment	8,545	8,030
Automobiles and trucks	402	399
Leasehold improvements	3,597	3,642

	26,908	26,807
Less accumulated depreciation and amortization	18,589	18,531

Net equipment and leasehold improvements	8,319	8,276
Net goodwill and intangibles	10,106	10,075
Deferred tax assets, net	9,476	9,476
Investment in affiliates	25,500	25,631
Other assets	3,606	4,048

	$101,136	$111,842

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$9,082	$14,767
Accrued payroll obligations	2,762	2,745
Other accrued expenses	4,195	3,806
Current revolving line of credit	5,238	9,675
Current maturities of long-term debt and capital leases	713	629

Total current liabilities	21,990	31,622
Term loans, net of discount	17,617	17,817
Capital leases	95	96
Other liabilities	1,483	1,335
Minority interest	2,822	3,159
Stockholders’ equity:
Preferred stock, $.001 par value, authorized 500,000 shares; none issued and outstanding at December 31, 2003 and March 31, 2004	–	–
Common stock, $.001 par value, authorized 100,000,000 shares; 18,584,149 outstanding at March 31, 2004 (18,568,721 at December 31, 2003)	19	19
Additional paid-in capital	132,190	132,290
Shares held in treasury	(312)	(360)
Accumulated deficit	(74,993)	(74,485)
Accumulated other comprehensive income	225	349

Total stockholders’ equity	57,129	57,813

	$101,136	$111,842